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                      [LETTER HEAD KPMG PEAT MARWICH LLP]

                                                                   Exhiibit 24.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Health Management Systems, Inc.:


We consent to incorporation by reference in the registration forms S-3 (File Nos. 33-91518 and 333-06769), forms S-8 (File Nos. 33-65560, 33-76770, 33-76638,
33-95326 and 33-33706) and form S-4 (File No. 333-135313) of Health Management Systems, Inc. of our report dated November 22, 1996 relating to the consolidated balance sheets of Health Management Systems, Inc. and subsidiaries as of October 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three - year period ended October 31, 1996, and related schedule, which report appears herein.

                                           KPMG Peat Marwick LLP

New York, New York
January 17, 1997